UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐
Definitive Proxy Statement

☒
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

Compass, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 2, 2022
MAY 9, 2022
EXPLANATORY NOTE
On or about April 15, 2022, Compass, Inc. (the “Company”) commenced mailing to its stockholders a definitive proxy statement, dated April 15, 2022 (the “Proxy Statement”), for the Company’s annual meeting of stockholders to be held on June 2, 2022 (the “Annual Meeting”). This Supplement, which describes the recent appointment of Allan Leinwand to the Board of Directors of the Company (the “Board”) and other related matters, should be read in conjunction with the Proxy Statement.
New Director
On May 6, 2022, the Board appointed Mr. Leinwand to the Board as a Class II director, effective May 10, 2022, with an initial term expiring at the 2023 annual meeting of stockholders of the Company. Mr. Leinwand will not serve on any of the committees of the Board at this time.

Allan Leinwand Chief Technology Officer, Spotify Inc.	Age: 55 Director since: May 2022 Current Term Expires: 2023 Committees: None
Career Highlights
Mr. Leinwand has served as the Chief Technology Officer of Shopify Inc., a provider of internet infrastructure for commerce, since October 2021. Prior to 2021, he served as the Senior Vice President of Engineering at Slack Technologies, Inc., a channel-based messaging platform, from December 2018 to October 2021. Before joining Slack, he was Chief Technology Officer at ServiceNow, Inc., an enterprise cloud company, from August 2012 through December 2018. Prior to that, he served as the Chief Technology Officer of Infrastructure at Zynga Inc., as a venture partner at Panorama Capital, and as an operating partner at JPMorgan Partners. Earlier in his career, he was the founding Chief Executive Officer of Vyatta, Inc., an open-source networking company acquired by Brocade Communications Systems. Mr. Leinwand has served on the board of directors of Anaplan, Inc., a cloud-native platform provider, since February 2020. He previously served on the board of directors of Marin Software, Inc., a provider of digital marketing software, from October 2013 to June 2018. Mr. Leinwand holds a B.S. in Computer Science from the University of Colorado at Boulder. We believe Mr. Leinwand is qualified to serve as a member of our Board because of his deep engineering and technical experience, including his expertise in cloud computing, data security issues and internet architectures, and his leadership experience at high growth companies.

Mr. Leinwand will receive cash compensation and restricted stock until awards for his service on the Board in accordance with the Company’s non-employee director compensation policy as described under “Director Compensation” in the Proxy Statement.
There are no arrangements or understandings between Mr. Leinwand and any other persons pursuant to which he was selected as a director, and there are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Mr. Leinwand and the Company. The Board has determined that Mr. Leinwand meets the applicable independence requirements of the New York Stock Exchange.

Voting Matters
Because the change in directors described in this Supplement does not pertain to the class of directors up for election at the Annual Meeting, none of the agenda items presented in the Proxy Statement are affected by this Supplement. If you have already voted your shares via the internet, telephone, or by returning your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. Shares already voted by proxy will remain valid and will be voted at the Annual Meeting unless revoked.
The Annual Meeting on June 2, 2022 at 1:30 p.m. Eastern Time will be held virtually at www.viewproxy.com/COMPASS/2022. Information regarding how to vote your shares, or revoke your proxy, is available in the Proxy Statement, which has been filed with the U.S. Securities and Exchange Commission (“SEC”). If you would like a copy of our Proxy Statement, this Supplement or the other proxy materials, we will send you copies without charge. Please write to:
Compass, Inc.
90 Fifth Avenue, 3rd Floor
New York, NY 10011
Attn: Corporate Secretary
All of our SEC filings are also available free of charge in the “SEC Filings” section of our website at https://investors.compass.com/financials/sec-filings/default.aspx.